EXHIBIT 99.1

NEWS RELEASE
Visteon elects Alex J. Mandl to board of directors
VAN BUREN TOWNSHIP, Mich., March 17, 2008 — Visteon Corporation (NYSE: VC), a leading supplier of automotive systems and technology, announced that Alex J. Mandl has been elected to its board of directors, effective immediately.
Mandl has nearly 40 years of leadership experience with global companies, including serving as president and chief operating officer of AT&T, and as chairman and chief executive officer of Sea-Land Services, Inc. Since December 2007, he has been non-executive chairman of the board of Gemalto, a global leader in digital security that is a newly merged company between Gemplus International and Axalto. Mandl had been president and CEO of Gemplus International since September 2002.
“Alex is a highly respected leader who has extensive experience helping guide global companies through strategic transformation and growth,” said Michael F. Johnston, Visteon chairman and chief executive officer. “Visteon will benefit greatly from his experience and insight.”
From April 2001 through August 2002, Mandl was a principal in ASM Investments, which focuses on early-stage funding for companies utilizing technology as a differentiator. Before that, he was chairman and CEO of Teligent, a company he started in 1996. Prior to Teligent, Mandl was with AT&T from 1990 to 1996, serving as group executive and chief financial officer before being named president and COO. Before joining AT&T, Mandl was chairman and CEO of Sea-Land Services, Inc., a leading global provider of containerized ocean transport and distribution services. He also served as a senior vice president with CSX, after beginning his career with Boise Cascade as a merger and acquisition analyst.
Mandl currently serves on the boards of Gemalto, Dell Computer Corp., Hewitt Associates, Horizon Lines and Wilamette University. He has an MBA from the University of California at Berkeley and a bachelor’s degree in economics from Wilamette University.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 41,500 people.
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are available at www.visteon.com
Contacts:

Media:	Investors:
Jim Fisher	Derek Fiebig
734-710-5557	734-710-5800
jfishe89@visteon.com	dfiebig@visteon.com